Exhibit 10.79

Dated 10 April 2018
 as amended and restated on 13 June 2018

JELCO DELTA HOLDING CORP.
as Lender

and

SEANERGY MARITIME HOLDINGS CORP.
as Borrower

AMENDED AND RESTATED LOAN AGREEMENT

in respect
of a loan facility of $2,000,000
 to be used for working capital purposes

Index

Clause		Page

1	Purpose, Definitions and Construction of certain terms	2
2	The Loan	4
3	Interest	5
4	Repayment	5
5	Representations and Warranties	5
6	Events of Default	6
7	Application of Receipts	7
8	Notices	8
9	Amendments and Waivers	8
10	Process Agent	8
11	Governing Law and Jurisdiction	8
12	Miscellaneous	9
Execution Page		10
Schedule 1 Form of Drawdown Notice		11
Schedule 2 Condition Precedent Documents		12

THIS LOAN AGREEMENT (the "Loan Agreement'),  originally made on 10 April 2018, is amended and restated by this amending and restating agreement dated 13 June 2018.

PARTIES

(1)
JELCO DELTA HOLDING CORP., a corporation organised under the laws of the Republic of the Marshall Islands whose registered office is at the Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960 Marshall Islands (the "Lender")

(2)
SEANERGY MARITIME HOLDINGS CORP., a corporation organised under the laws of the Republic of the Marshall Islands whose registered office is at the Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960 Marshall Islands (the "Company")

BACKGROUND

(A)	The Company is currently in negotiations for the sale of one of the Ships, or for the refinancing of the existing indebtedness under the NSF Agreement secured by the Ships.

(B)	The Company is the registered, legal and beneficial owner of Owner A and Owner B, owners of Ship A and Ship B respectively.

(C)	The Company desires to borrow an aggregate principal amount of -$2,000,000 from the Lender to be used for short-term working capital purposes in a single advance.

(D)
The Lender, which as of the date hereof is holding 41.6% of the total issued share capital of the Company, is willing to make available the Loan to the Company in accordance with the terms and conditions of this Loan Agreement.

OPERATIVE PROVISIONS

In consideration of the mutual covenants herein contained, and for such other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

1	PURPOSE, DEFINITIONS AND INTERPRETATION

1.1	Purpose

This Loan Agreement sets out the terms and conditions upon and subject to which it is agreed that the Lender will make available to the Borrower a loan of United States Dollars two million (US$2,000,000) to be used for working capital purposes.

1.2	Definitions

In this Loan Agreement, unless the context otherwise requires, each term or expression defined in the recital of the parties and this clause shall have the meaning given to it in the recital of the parties and in this clause and:

"Agreed Form"  means, in relation to any document, that document in the form approved in writing by the Lender or as otherwise approved in accordance with any other approval procedure specified in any relevant provisions of any Finance Document;

"Amending and Restating"  means the amending and restating agreement dated 13 June 2018 and made between the Borrower and the Lender;

"Applicable Interest Rate" means during the period commencing on the Drawdown Date and ending on the Final Repayment Date, 10 per cent. per annum;

"Availability Period" means the period commencing on the date of this Loan Agreement and ending on April 13, 2018;

"Banking Day" means any day on which banks and foreign exchange markets in New York, London, Bermuda and Athens and in each country or place in or at which any act is required to be done under this Loan Agreement, are open for the transaction of business of the nature contemplated in this Loan Agreement;

"Borrower" means the Company as specified at the beginning of this Loan Agreement;

"Dollar" and "US$" mean the lawful currency of the United States of America;

"Drawdown Date" means the Banking Day, not earlier than the date of this Loan Agreement, upon which the Borrower has requested that the Loan be made available or (as the context requires) the date on which the Loan is actually made by the Lender to the Borrower hereunder;

"Emperor" means Emperor Holding Ltd., a corporation incorporated and existing under the laws of the Republic of the Marshall Islands whose registered office is at the Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960 Marshall Islands, being a wholly owned subsidiary of the Borrower;

"Emperor Guarantee" means an irrevocable and unconditional guarantee of the obligations of the Borrower executed or to be executed by Emperor in favour of the Lender in the Agreed Form;

"Event of Default" means any of the events or circumstances described in Clause 6;

"Final Repayment Date" means the earlier of:

(a)	the Total Loss Date in relation to either Ship; and

(b)	August 10, 2018;

"Finance Documents" means together:

(a)	this Loan Agreement;

(b)	the Emperor Guarantee;

(c)	the Amending and Restating Agreement;

(d)	the 28 November 2016 Loan Agreement;

(e)	the 27 September 2017 Loan Agreement;

(f)	the Notes; and

(g)
any other document (whether creating a Security Interest or not) which is executed at any time by the Borrower or the Owner or Emperor or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lender under this Loan Agreement, the 28 November 2016 Loan Agreement, the 27 September 2017 Loan Agreement, the Notes or any of the other documents referred to in this definition and, in the singular, means any of them;

"Guarantor" means Emperor;

"Interest Payment Date" means each date for the payment of interest in accordance with Clause 3;

"Interest Period" means the period for the payment of interest pursuant to Clause 3;

"Interest Rate" means the rate of interest payable in respect of the Loan ascertained in accordance with the provisions of Clause 3;

"Loan" means the principal amount from time to time outstanding under this Loan Agreement;

"Notes" means the convertible promissory notes originally dated 12 March 2015 and 7 September 2015 (as further amended) and the convertible promissory note dated 27 September 2017, all issued by the Borrower in favour of the Lender;

"NSF Agreement" means the agreement dated 28 November 2016 and made between (i) the Owners, as joint and several borrowers, (ii) the entities listed in Schedule 1 thereto as lenders, and (iii) Northern Shipping Fund III LP as agent and security trustee in respect of a loan of up to $32,000,000 to finance part of the acquisition cost of the Ships;

"Owner" means each of Owner A and Owner B and, in the plural, means both of them;

"Owner A" means Lord Ocean Navigation Co., a corporation incorporated and existing under the laws of the Republic of Liberia being a wholly owned indirect subsidiary of the Borrower;

"Owner B" means Knight Ocean Navigation Co., a corporation incorporated and existing under the laws of the Republic of Liberia being a wholly owned indirect subsidiary of the Borrower;

"Ship" means each of Ship A and Ship B and, in the plural, means both of them;

"Ship A" means the Capesize bulk carrier vessel "LORDSHIP" of a maximum of 178,838 tons deadweight, built at Hyundai Samho Heavy Industries Co., Ltd. of South Korea and delivered to Owner A in 2016, with IMO Number 9519066, registered in the name of Owner A under the Liberian flag;

"Ship B" means the Capesize bulk carrier vessel "KNIGHTSHIP" of a maximum of 178,978 tons deadweight, built at Hyundai Samho Heavy Industries Co., Ltd. of South Korea and delivered to Owner B in 2016, with IMO Number 9507893, registered in the name of Owner B under the Liberian flag.

"Total Loss" means, in relation to a Ship:

(a)	actual, constructive, compromised, agreed or arranged total loss of that Ship;

(b)
any expropriation, confiscation, requisition or acquisition of that Ship, whether for full or part consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire for a fixed period not exceeding 1 year without any right to an extension) unless it is within 2 months from the date of such occurrence redelivered to the full control of the Owner of that Ship;

(c)	any condemnation of that Ship by any tribunal or by any person or person claiming to be a tribunal; and

(d)	any arrest, capture, seizure, confiscation or detention of that Ship (including any hijacking or theft) unless it is within 2 months redelivered to the full control of the Owner of that Ship;

"Total Loss Date" means, in relation to a Ship:

(a)	in the case of an actual loss of that Ship, the date on which it occurred or, if that is unknown, the date when that Ship was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of that Ship, the earliest of:

(i)	the date on which a notice of abandonment is given to the insurers; and

(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the Owner of that Ship with that Ship's insurers in which the insurers agree to treat that Ship as a total loss; and

(c)	in the case of any other type of Total Loss, on the date (or the most likely date) on which it reasonably appears to the Lender that the event constituting the Total Loss occurred;

"27 September 2017 Loan Agreement" means the loan agreement dated 24 May 2017 (as amended and supplemented by a supplemental letter dated 22 June 2017 and a second supplemental letter dated 22 August 2017 and as amended and restated by a deed of amendment and restatement dated 27 September 2017) made between (i) the Borrower as borrower and (ii) the Lender as lender, pursuant to which the Lender has made available to the Borrower a loan facility of originally up to US$16,200,000 relating to the financing of m.v. "PARTNERSHIP" (ex "DONG-A ARTEMIS") and the refinancing of part of certain existing indebtedness secured over m.v. "CHAMPIONSHIP".

"28 November 2016 Loan Agreement" means the loan agreement dated 28 November 2016 and made between (i) the Borrower as borrower and (i) the Lender as lender, as amended by a supplemental agreement dated 13 June 2018, pursuant to which the Lender has made available to the Borrower a loan facility of originally up to US$12,800,000 for the purpose of (inter alia) financing part of the acquisition cost of the Ships.

1.3	Construction of certain terms

In this Loan Agreement:

"asset" includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

"consent" includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;

"document" includes a deed; also a letter or fax;

"expense" means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;

"law" includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

"legal or administrative action" means any legal proceeding or arbitration and any administrative or regulatory action or investigation;

"liability" includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

"person" includes any individual, any partnership, any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;

"tax" includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine; and

2	THE LOAN

2.1	Commitment to Lend

Subject to (i) the terms of this Loan Agreement and (ii) receipt by the Lender of the documents and/or evidence specified in Clause 2.2 below, it is hereby agreed and undertaken by the Lender to lend to the Borrower a sum of United States Dollars two million (US$2,000,000) in a single advance which shall be made available to the Borrower in accordance with and on the terms and conditions of this Loan Agreement.

2.2	Conditions Precedent to Lend

The documents and/or evidence referred to in Clause 2.1 above to be received by the Lender are the following:

(a)	The documents and evidence described in Part A of Schedule 2 hereto on or prior to the date of the Amending and Restating Agreement;

(b)	the Drawdown Notice in the form set out in Schedule 1 on the same business day with the Drawdown Date; and

(c)	the Guarantee duly executed by the Guarantor on the Drawdown Date.

3	INTEREST

3.1	Interest Period

The period during which the Loan shall be outstanding under this Loan Agreement shall be divided into consecutive Interest Periods of three months' duration commencing on the Drawdown Date.

3.2	Interest rate

During the Interest Period interest shall accrue on the Loan at the rate equal to the Applicable Interest Rate.

3.3	Accrual and payment of interest

Interest shall accrue from day to day, shall be calculated on the basis of a 360 day year and the actual number of days elapsed and shall be paid by the Borrower to the Lender on the last day of each Interest Period.

4	REPAYMENT

The Borrower shall repay the Loan in one bullet payment together with accrued interest thereon on the Final Repayment Date. The Borrower shall effect repayment forthwith but in any case no later than two (2) Banking Days from the Final Repayment Date.

5	REPRESENTATIONS AND WARRANTIES

The Borrower hereby represents and warrants (and each representation and warranty is deemed repeated on the Drawdown Date) that:

5.1	Organisation

The Borrower is a corporation duly organised, validly existing and in good standing under the laws of the Marshall Islands and is duly qualified to do business and is in good standing in such jurisdictions where such qualification is necessary.

5.2	Enforceability

This Loan Agreement has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors' rights or by general principles of equity limiting the availability of equitable remedies.

5.3	No Conflict

Neither the execution or delivery of this Loan Agreement by the Borrower, the consummation by the Borrower of the Loan (or any part thereof), nor compliance by the Borrower with the terms and provisions hereof will (i) violate any law, constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any court or governmental authority to which the Borrower is subject, (ii) conflict with or result in a breach or default under the Borrower's organisational documents, (iii) conflict with or result in a breach or default which is material in the context of this Loan Agreement under any agreement or instrument to which the Borrower is a party or by which it or any of its properties, whether now owned or hereafter acquired, is subject or bound, or (iv) result in the creation or imposition of any lien, charge, or encumbrance of any nature upon any property or assets, whether now owned or hereafter acquired, of the Borrower.

6	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 6 is an Event of Default.

6.1	Non-payment

The Borrower or the Guarantor does not pay on the due date any amount payable by it under any Finance Document to which it is a part at the place and in the currency in which it is expressed to be payable unless its failure to pay is caused by an administrative or technical error beyond the control of the Borrower or the Guarantor, as the case may be, provided the payment is made within five (5) Banking Days of its original due date.

6.2	Misrepresentation

Any representation, warranty or statement made or deemed to be repeated by the Borrower or the Guarantor is or proves to have been incorrect or misleading in any material respect when made or deemed to be repeated.

6.3	Breach of Undertakings

The Borrower or the Guarantor is in breach of any covenants or fails to perform any of the undertakings contained in the Finance Documents to which it is a party.

6.4	Security

Any of the Finance Documents becomes unenforceable.

6.5	Insolvency

The Borrower or the Guarantor is unable or admits inability to pay its debts as they fall due or suspends making payments on any of its debts.

6.6	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken for:

(a)
the suspension of payments, winding-up, dissolution, administration, bankruptcy or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower or the Guarantor;

(b)	a composition, compromise, assignment with any creditor of the Borrower or the Guarantor;

(c)
the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, or trustee or other similar officer in respect of the Borrower or the Guarantor or any of their respective assets; or any analogous procedure or step is taken in any jurisdiction.

6.7	Impossibility or illegality

Any event occurs which would, or would with the passage of time, render performance of a Finance Document by the Borrower or, as the case may be, the Guarantor impossible, unlawful or unenforceable by the Lender.

6.8	Revocation or modification of authorisation

Any consent, licence, approval, authorisation, filing, registration or other requirement of any governmental, judicial or other public body or authority which is now, or which at any time during the term of this Loan Agreement becomes, necessary to enable the Borrower or the Guarantor to comply with any of its obligations under any Finance Document is not obtained, is revoked, suspended, withdrawn or withheld, or is modified in a manner which the Lender considers is, or may be, prejudicial to the interests of the Lender, or ceases to remain in full force and effect.

6.9	Material adverse change

Any event or series of events occurs which, in the reasonable opinion of the Lender, is likely to have a materially adverse effect on the business, assets, financial condition or credit worthiness of the Borrower or the Guarantor.

6.10	Acceleration

If an Event of Default is continuing the Lender may by notice to the Borrower:

(a)
declare that the Loan, together with accrued interest, and all other amounts accrued or outstanding under this Loan Agreement are immediately due and payable, whereupon they shall become immediately due and payable; and/or

(b)	declare that the Loan is payable on demand, whereupon it shall immediately become payable on demand by the Lender; and/or

(c)	take any other action which, as a result of the Event of Default or any notice served under paragraph (a) and (b), the Lender is entitled to take under any Finance Document or any applicable law.

7	APPLICATION OF RECEIPTS

7.1	Normal order of application

Except as any Finance Document may otherwise provide, any sums which are received or recovered by the Lender under or by virtue of any Finance Document shall be applied:

(a)	FIRST: in or towards payment pro rata of any unpaid fees, costs and expenses of the Lender under the Finance Documents;

(b)	SECONDLY: in or towards payment pro rata of any accrued interest or commission due but unpaid under this Agreement;

(c)	THIRDLY: in or towards payment pro rata of any principal due but unpaid under this Agreement;

(d)	FOURTHLY: in or towards payment pro rata of any other amounts due but unpaid under any Finance Document;

(e)
FIFTHLY: in retention of an amount equal to any amount not then due and payable under any Finance Document but which the Lender, by notice to the Borrower, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the provisions of Clause 77.1(a), 7.1(b), 7.1(c) and 7.1(d); and

(f)	SIXTHLY: any surplus shall be paid to the Borrower or to any other person appearing to be entitled to it.

7.2	Variation of order of application

The Lender may, by notice to the Borrower, provide for a different manner of application from that set out in Clause 7.1 either as regards a specified sum or sums or as regards sums in a specified category or categories.

7.3	Notice of variation of order of application

The Lender may give notices under Clause 7 from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served.

7.4	Appropriation rights overridden

This Clause 7.4 and any notice which the Lender gives under Clause 7 shall override any right of appropriation possessed, and any appropriation made, by the Borrower or the Guarantor.

8	NOTICES

All notices, requests, consents and other communications under this Loan Agreement shall be in writing and shall be deemed delivered (i) upon delivery when delivered personally, (ii) upon receipt if by facsimile transmission (with confirmation of receipt thereof) or (iii) one business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, in each case to the intended recipient as set forth below:

If to the Borrower:

c/o 154 Vouliagmenis Avenue
16674 Glyfada
Athens
Greece
Attention: Chief Executive Officer
Facsimile: +30 210 9638404

if to the Lender:

c/o Western Isles
Jardine House
P.O. Box NM 1431
Hamilton NM FX
Bermuda
Attention: Alastair Macdonald
Facsimile: +1441 (296) 0329

Any party may change the address or the fax to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this clause.

9	AMENDMENTS AND WAIVERS

This Loan Agreement may be amended, modified, superseded, or cancelled, and any of the terms, representations, warranties or covenants hereof may be waived, only by written instrument executed by both of the parties hereto or, in the case of a waiver, by the party waiving compliance.

10	PROCESS AGENT

The Borrower irrevocably appoints Messrs. E.J.C Album Solicitors, presently of Landmark House, 190 Willifield Way, London, NW11 6YA, England (Attention of Mr. Eduard Album Tel: +44 208 455 7653, Fax: +44 208 457 5558, e-mail: ejca@mitgr.com) to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with a Dispute.

Meaning of "proceedings" and "Dispute"

In this Clause 10, "proceedings" means proceedings of any kind, including an application for a provisional or protective measure and a "Dispute" means any dispute arising out of or in connection with this Loan Agreement (including a dispute relating to the existence, validity or termination of this Loan Agreement) or any non-contractual obligation arising out of or in connection with this Loan Agreement.

11	GOVERNING LAW AND JURISDICTION

This Loan Agreement (and any non-contractual rights and obligations arising out of or with respect to the subject matter of this Loan Agreement) shall be governed by and construed in accordance with English Law. The parties to this Loan Agreement irrevocably agree that the courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Loan Agreement (including any non-contractual rights and obligations arising out of or with respect to the subject matter of this Loan Agreement) and that any proceedings may be brought in those courts.

12	MISCELLANEOUS

12.1	The headings of the clauses of this Loan Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Loan Agreement.

12.2
If any provision or part of a provision of this Loan Agreement or its application to either party, shall be, or be found by any authority of competent jurisdiction to be, invalid or unenforceable, such invalidity or unenforceability shall. not affect the other provisions or parts of such provisions of this Loan Agreement, all of which shall remain in full force and effect;

12.3
This Loan Agreement may be entered into on separate engrossments, each of which when so executed and delivered shall be an original but 'each engrossment shall together constitute one and the same instrument and shall take effect from the time of execution of the last engrossment. Immediate evidence that an engrossment has been executed may be provided by transmission of such engrossment by facsimile machine or by email with the original executed engrossment to be forthwith put in the mail.

12.4
A person who is not a party to this Loan Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 of the United Kingdom to enforce any term of this Loan Agreement but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

This Loan Agreement has been entered into and amended and restated on the dates stated at the beginning of this Loan Agreement.

THE LENDER

SIGNED by
Alastair Macdonald	)
for and behalf of	) /s/ Alastair Macdonald
JELCO DELTA HOLDING CORP.	)
in the presence of:

/s/ illegible

THE BORROWER

SIGNED by
Stamatios Tsantanis	)
for and behalf of	) /s/ Stamatios Tsantanis
SEANERGY MARITIME HOLDINGS CORP.	)
in the presence of:

/s/ illegible

SCHEDULE 1

 FORM OF DRAWDOWN NOTICE

To:          Jelco Delta Holding Corp.
(the "Lender")

[●] 2018

Re: US$2,000,000 Loan Agreement dated 10 April 2018 made between (A) Jelco Delta Holding Corp. (the "Lender") and (B) Seanergy Maritime Holdings Corp. (the "Borrower"),

We refer to the Loan and hereby give you notice that we wish to draw the Loan in the amount of $2,000,000 (United States Dollars Two Million) on [●].  The funds should be credited to [●] [●] [name and number of account] held in [●] [name of bank)].

Words and expressions defined in the Loan Agreement shall have the same meanings when used herein.

THE BORROWER
SEANERGY MARITIME HOLDINGS CORP.

By:
Name:
Title:

SCHEDULE 2

 CONDITION PRECEDENT DOCUMENTS

PART A

The following are the documents referred to in Clause 2.2(a) required on or prior to the date of the Amending and Restating Agreement.

1
Copies of the certificate of incorporation and constitutional documents of the Borrower and the Guarantor and any company registration documents in respect of the Borrower (including, without limitation, any corporate register excerpts) required by the Lender.

2
Copies of resolutions of the directors of the Borrower and the Guarantor authorising the execution of each of the Finance Documents to which each is a party and, in the case of the Borrower, authorising named representatives to give the Drawdown Notice and other notices under this  Loan Agreement.

3	The original of any power of attorney under which any Finance Document is executed on behalf of the Borrower and the Guarantor.